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                                                                   EXHIBIT 5(f)

                       SUB-INVESTMENT ADVISORY AGREEMENT

      AGREEMENT, dated July 18 1994, between Providentmutual Investment Management Company, (the "Adviser"), a corporation organized under the laws of the Commonwealth of Pennsylvania and The Boston Company Asset Management, Inc. ("Sub-adviser") a corporation organized under the laws of the Commonwealth of Massachusetts.

      WHEREAS, The Market Street Fund, Inc. ("the Fund") is a registered investment company under the Investment Company Act of 1940 ("Investment Company Act") which currently maintains six investment portfolios for the use of the Fund's shareholders which are separate accounts established and maintained by insurance companies;

      WHEREAS, one of the Fund's portfolios, the International Portfolio, has the current objective of achieving long-term capital growth by investing in a diversified portfolio of marketable equity securities of established non-United States companies;

      WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

      WHEREAS, the Adviser is party to an Investment Advisory Agreement dated November 1, 1991 with the Fund pursuant to which the Adviser provides investment advice and other services to the Fund;

      WHEREAS, Sub-adviser is registered as an investment adviser under the Advisers Act; and

      WHEREAS, the Adviser desires to employ Sub-adviser to act as sub-investment adviser with respect to the International Portfolio;
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      NOW, THEREFORE, the Adviser and Sub-adviser hereby agree as follows:

      1. Subject to monitoring by the Adviser and supervision of the Board of Directors of the Fund ("the Directors"), Sub-adviser will provide investment advisory services with respect to the Fund's International Portfolio ("International Portfolio") in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Fund's Prospectus, as from time to time in effect, the Articles of Incorporation and Bylaws of the Fund, and the Investment Company Act and appropriate State Insurance Laws, each as amended from time to time. Sub-adviser agrees to furnish the services described below for the compensation provided by this Agreement.

      2. In connection with its obligations hereunder, Sub-adviser shall, subject to monitoring by the Adviser and supervision by the Board of Directors, manage the investment and reinvestment of the assets of the International Portfolio. Subject to the limitations set forth in Paragraph 1 above, Sub-adviser shall:

         (a) perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the International Portfolio as set forth in the Fund's Prospectus, as amended from time to time;

         (b) consult with the Directors and furnish to the Directors and the Adviser recommendations with respect to an overall investment plan and any changes thereto for the International Portfolio for approval, modification, or rejection by the Directors;

         (c) seek out, present, and recommend specific investment opportunities, consistent with any overall investment plan approved by the Directors;


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         (d) take such steps as are necessary to implement any overall investment plan approved by the Directors, including making and carrying out decisions to acquire or dispose of permissible investments, management of investments and any other property of the International Portfolio, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments; and

         (e) determine the composition of the assets of the International Portfolio, including the purchase, retention or sale of the securities and cash contained in that Portfolio.

      3. Sub-adviser shall effect all purchases and sales of investments for the International Portfolio in a manner consistent with the limitations set forth in Paragraph 1 above.

      4. Sub-adviser shall regularly report to the Directors and to the Adviser with respect to the implementation of any approved overall investment plan and any other activities in connection with management of the assets of the International Portfolio. Sub-adviser, either through persons employed by it or at its own expense, shall furnish to the Directors and to the Adviser, at least once every three months, a schedule of the investments and other assets held in the Portfolio and a statement of all purchases and sales for the Portfolio made since the last report.

      5. Sub-adviser shall maintain all accounts, records, memoranda, instructions, or authorizations relating to the acquisition or disposition of investments for the International Portfolio as required by law.

         Sub-adviser agrees that all accounts and records which it maintains for the Fund's International Portfolio shall be the property of the Fund and that it will surrender promptly to the designated officers of the Adviser or to the Directors, any or all such accounts and records

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upon request. The Fund or its authorized representative shall have the right to copy any records in the possession of the Adviser which pertain to the International Portfolio of the Fund. Sub-adviser further agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records as are required to be maintained pursuant to said rules. Sub-adviser also agrees that it will maintain all records and accounts regarding the investment activities of the International Portfolio in a confidential manner. All such accounts or records shall be made available, within five (5) business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-adviser's offices. In addition, Sub-adviser will provide any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the Adviser, the Directors, or as may be required by any governmental agency having jurisdiction over the Adviser, the Fund or any insurance companies investing in the Fund.

      6. (a) In consideration of the services rendered pursuant to this Agreement, the Adviser shall pay Sub-adviser compensation equal to the greater of: (i) a monthly fee equal to an effective rate of 0.375% of the first $500 million of the average daily net assets of the Portfolio and 0.30% of the average daily net assets of the Portfolio in excess of $500 million; or (ii) $20,000 per year.

         (b) If this Agreement is terminated at any time, any compensation owed Sub-adviser pursuant to subparagraph (a) above shall be payable upon the date of termination of this Agreement.

      7. Sub-adviser shall be responsible for all expenses incurred in performing the investment advisory services herein set forth, including costs of compensating and furnishing

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office space for officers and employees of Sub-adviser connected with investment and economic research, trading and investment management of the International Portfolio. All brokers' commissions, transfer taxes and other fees relating to purchases and sales of investments for the Portfolio shall be paid out of assets allocated to the International Portfolio.

      8. Sub-adviser shall, subject to the supervision of the Directors, arrange for the placement of orders for the Portfolio either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by Sub-adviser, subject to the following limitation: Sub-adviser shall use its best judgment to choose brokers who will obtain the best prices and executions on securities transactions and whose commissions are most reasonable. In addition to seeking the best price and execution, Sub-adviser may also take into consideration research and statistical information and wire and other quotation services provided to Sub-adviser. However, Sub-adviser shall select only brokers whose commissions it believes are reasonable. Sub-adviser will periodically evaluate the statistical data, research and other investment services provided by brokers and dealers to it. Such services may be used by Sub-adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations.

      9. Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the International Portfolio in connection with the subject matter of this Agreement unless such loss arises from willful misfeasance, bad faith or gross negligence on its part in the performance of Sub-adviser's obligations and duties or by reason of Sub-adviser's reckless disregard of its obligations and duties under this Agreement. Nothing

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herein shall be construed to be a waiver of any rights which Company may have under any federal or state securities laws.

      10. Sub-adviser and any affiliate of Sub-adviser may engage in any other business or act as adviser to or investment manager of any other person, even though Sub-adviser, any affiliate of Sub-adviser, or any such other person has or may have investment policies similar to those for the Portfolio, so long as Sub-adviser's services under this Agreement are not impaired. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in Sub-adviser, as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of Sub-adviser are or may become similarly interested in the Fund, and that Sub-adviser may become interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or any transaction hereunder except as otherwise provided in the Articles of Incorporation or Bylaws of the Fund and the Adviser, respectively, or by specific provisions of applicable law.

         It is agreed that Sub-adviser or its affiliates may use any investment research obtained for the benefit of the International Portfolio in providing investment advice to its other investment advisory accounts or for use in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for Sub-adviser or the entities advised by Sub-adviser may be considered by and may be useful to Sub-adviser in carrying out its obligations to the Portfolio.

         Nothing herein contained shall prevent Sub-adviser or any affiliate of Sub-adviser from buying or selling, or from recommending or directing any other person to buy or sell, at any time, securities of the same kind or class recommended by Sub-adviser to be purchased or


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sold for the International Portfolio. When Sub-adviser deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for the Portfolio with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolio and to such other accounts or companies. The Fund recognizes that, in some cases, this procedure may adversely affect the size of the position obtainable for the International Portfolio.

      11. This Agreement shall not be effective unless and until it is approved by the Directors, including a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act), by vote cast in person at a meeting called for the purpose of voting such approval and by the parties to this Agreement. This Agreement shall come into full force and effect on the later of the date on which it is so approved and July 25, 1994.

      12. This Agreement shall continue until December 31, 1994 and thereafter for successive annual periods ending December 31, of each year, provided such continuance is specifically approved at least annually by (i) the Directors or
(ii) by a vote of a "majority" (as defined in the Investment Company Act) of the shareholders of the Portfolio, provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act) of any party to this Agreement,

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by vote cast in person at a meeting called for the purpose of voting such approval. The Adviser agrees that it will notify Sub-adviser in writing each year of such annual approval.

      13. (a) This Agreement shall terminate automatically in the event of its assignment or upon termination of the abovementioned Investment Advisory Agreement between the Fund and the Adviser.

          (b) This Agreement may be terminated at any time without the payment of any penalty, (i) by a majority of the Directors or by the Adviser for cause or upon sixty days written notice addressed to Sub-adviser; or (ii) by a vote of a "majority" of the shareholders as set forth in paragraph 12 above; or (iii) by Sub-adviser on sixty days written notice addressed to the Fund and the Adviser at their principal place of business. Cause is defined and limited for this purpose to mean willful misfeasance, bad faith or gross negligence by Sub-adviser in the performance of its duties or reckless disregard by Sub-adviser of its obligations and duties under this Agreement.

      14. This Agreement shall be construed in accordance with Pennsylvania law.

      15. The Adviser understands that Sub-adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts including other investment companies, and the Adviser has no objection to Sub-adviser so acting, provided that Sub-adviser duly performs all obligations under this Agreement.

      16. The Adviser understands that the persons employed by Sub-adviser to assist in the performance of Sub-adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Sub-adviser or any affiliate of Sub-adviser to engage in and devote time and attention to other businesses or to

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render services of whatever kind of nature, provided that Sub-adviser duly performs all obligations under this Agreement.

      17. This Agreement shall be subject to the provisions of the Investment Company Act and the Investment Advisers Act and the rules, regulations, and rulings thereunder, as from time to time in effect, including such exemptions therefrom as the Securities and Exchange Commission may grant. The terms used in this Investment Advisory Agreement, and any amendments thereof, shall be interpreted and construed in accordance therewith.

      Without limiting the generality of the foregoing, the term "assignment" shall not include any transaction exempted from Section 15(a)(4) of the Investment Company Act by an order of the Securities and Exchange Commission.

      18. Sub-adviser shall submit to all regulatory and administrative bodies having jurisdiction over the operations of Provident Mutual Life Insurance Company of Philadelphia, Providentmutual Life and Annuity Company of America or the Fund, present or future, any materials reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the Directors or as may be required by any governmental agency having jurisdiction.

      19. In the event of termination for any reason, all records shall promptly be returned to the Fund free from any claim or retention of rights by Sub-adviser, except that Advisor shall keep copies of any records which it is required to keep to comply with the Investment Advisor's Act of 1940 and any other federal or state securities laws.

      20. Sub-adviser shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized herein and, further,

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will keep confidential any information pursuant to the service relationship set forth herein and disclose such information only if the Fund has authorized such disclosure or such disclosure is expressly required by applicable federal or state regulatory authorities.

      IN WITNESS WHEREOF, the parties hereto have cause this agreement to be executed by their duly authorized officers on the date and year first above written.

                                              PROVIDENTMUTUALINVESTMENT
                                                 MANAGEMENT COMPANY

Witness:


    [sig]
----------------------                        By:/s/ STANLEY R REBER
                                                 -------------------------

                                                  THE BOSTON COMPANY
                                                ASSET MANAGEMENT, INC.

Witness:


    [sig]
----------------------                        By:/s/ MICHAEL A JONES
                                                 -------------------------

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